UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 5
             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                          Pursuant to Section 16(a)


( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported

1. Name and Address of Reporting Person
Connecticut Innovations, Incorporated
99 West Street
Rocky Hill, CT 06067

2. Issuer Name and Ticker or Trading Symbol
Memry Corporation (MRY)

3. IRS or Social Security Number of Reporting Person (Voluntary)
06-6000798

4. Statement for Month/Year
2000


5. If Amendment, Date of Original (Month/Year)
N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person


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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________
1. Title of Security    |2.         |3.  |4.Securities Acquired (A)   |5.Amount of     |6.Dir |7.Nature of Indirect
                        |Transaction|    |  or Disposed of (D)        |  Securities    |ect   |  Beneficial Ownership
                        |Date       |Code|                            |  Beneficially  |(D)or |
                        |           |    |              | A/|         |  Owned at      |Indir |
                        |           |    |  Amount      | D |    Price|  End of Year   |ect(I)|
___________________________________________________________________________________________________________________________________
Common Stock            |        |    |              |   |         | 1,596,628      | D    |
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________
1.Title of Derivative|2.Conversion|3.      |4.  |5.Number of  |6.Date Exer- |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of
  Security           |or Exercise |Transaction  |  Derivative |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|Indirect
                     |Price of    |Date    |Code|  Securities |Expiration   |  Securities      |vative |tive      |ect|Beneficial
                     |Derivative  |        |    |  Acquired(A)|Date(Month/  |                  |Secu   |Securities|(D)|Ownership
                     |Security    |        |    |  or Disposed|Day/Year)    |                  |rity   |Benefi    |or |
                     |            |        |    |  of (D)     |Date  |Expir |                  |       |ficially  |Ind|
                     |            |        |    |         | A/|Exer- |ation |  Title and Number|       |Owned at  |ire|
                     |            |        |    |         | D |cisa- |Date  |  of Shares       |       |End of    |ct |
                     |            |        |    |  Amount |   |ble   |      |                  |       |Year      |(I)|
___________________________________________________________________________________________________________________________________
Warrant              |$1.19/share |        |    |         |   |10/12/95|8/25/02|Common Stock|705,485 |       |705,485| D |        |
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Warrant              |$.853/share |        |    |         |   |10/12/95|8/25/02|Common Stock|482,450 |       |482,450| D |        |
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___________________________________________________________________________________________________________________________________

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Connecticut Innovations, Incorporated

By: /s/ Arnold B. Brandyberry              February 2, 2001
    -----------------------------          ----------------
    Signature of Reporting Person          Date
    A.B. Brandyberry
    Executive V.P. & COO